Exhibit 10.1

OFFICER EMPLOYMENT AGREEMENT

This Officer Employment Agreement (“Agreement”), dated this 18th day of March, 2013, by and between XOMA Corporation (“XOMA” or the “Company”), a Delaware corporation with its principal office at 2910 Seventh Street, Berkeley, California, and Thomas Klein (“Employee”), an individual residing at 1277 Balboa Street, Burlingame, California 94010.

WHEREAS, the Company wishes to enter into this Agreement to retain or assure the Company of the continued services of Employee; and

WHEREAS, Employee is willing to enter into this Agreement and to serve or to continue to serve in the employ of the Company upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Employment.  The Company agrees to employ or to continue to employ Employee, and Employee agrees to be or continue to be employed by the Company, for the period referred to in Section 3 hereof and upon the other terms and conditions herein provided.

2.           Position and Responsibilities.   Employee shall devote his reasonable best efforts and substantially all of his time and attention to his employment by the Company.  He shall perform the duties of Vice President and Chief Commercial Officer and/or such other reasonable duties as may be determined from time to time by the Chief Executive Officer of the Company (“John Varian”). During his employment with the Company, Employee may not accept part time consulting or other business or non-profit opportunities without first obtaining written approval from the CEO.

3.           Term of Employment.  This Agreement shall become effective and the term of employment pursuant to this Agreement shall commence on March 18, 2013 and continue until March 18, 2014.  This Agreement will be automatically extended (without further action by the parties) for an additional one–year term thereafter and again on each subsequent one-year anniversary thereof unless it is terminated by either the Employee or the Company at any time with thirty (30) days prior written notice, unless Employee is otherwise terminated by the Company or he/she resigns from the Company pursuant to Section 6 hereof.

4.           Compensation and Reimbursement of Expenses.

(a)           Compensation. For all services rendered by Employee as Vice President and Chief Commercial Officer during his employment under this Agreement, the Company shall pay Employee as compensation a base salary at a rate of not less than $380,000.00 per annum. In addition, Employee shall be a participant in the Company’s Management Incentive Compensation Plan (‘MICP”).  All taxes and governmentally required withholding shall be deducted in conformity with applicable laws.

(b)           Share Options.  Employee will be granted share options and/or other share or share-based awards from time to time as per the Company’s standard practices and subject to approval by the Company’s Board of Directors.

(c)           Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement in a manner consistent with past Company practice. The Company further agrees to furnish Employee with such assistance and accommodations as shall be suitable to the character of Employee’s position with the Company, adequate for the performance of his duties and consistent with past Company practice.

5.           Participation in Benefit Plans. The payments provided in Section 4 hereof are in addition to benefits Employee is entitled to under any group hospitalization, health, dental care, disability insurance, surety bond, death benefit plan, travel and/or accident insurance, other allowance and/or executive compensation plan, including, without limitation, any senior staff incentive plan, capital accumulation programs, restricted or non-restricted share purchase plan, share option plan, retirement income or pension plan or other present or future group employee benefit plan or program of the Company for which key executives are or shall become eligible, and Employee shall be eligible to receive during the period of his employment under this Agreement, all benefits and emoluments for which key executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

6.           Termination of Employment.

(a)           Termination by Employee.  As provided in Section 3, Employee has the right to terminate his employment with the Company at any time and for any reason.  Employee will not be entitled to any severance pay or other benefits from the Company if he/she terminates his employment with the Company, except if such termination is for Good Reason in accordance with the terms hereof.  In case of termination of this Agreement for Good Reason by Employee, Employee shall be entitled to the  severance pay and other benefits set forth in Section 7 hereof.  “Good Reason” shall mean, unless remedied by the Company within sixty (60) days after the receipt of written notice from the Employee as provided below or consented to in writing by the Employee, (i) the material diminution of any material duties or responsibilities of the Employee; or (ii) a material reduction in the Employee's base salary; provided, however, that the Employee must have given written notice to the Company of the existence of any such condition within ninety (90) days after the initial existence thereof (and the failure to provide such timely notice will constitute a waiver of the Employee’s ability to terminate employment for Good Reason as a result of such condition), and the Company will have a period of sixty (60) days from receipt of such written notice during which it may remedy the condition; provided further, however, that any termination of employment by the Employee for Good Reason must occur not later than one hundred eighty (180) days following the initial existence of the condition giving rise to such Good Reason in order to qualify for the severance pay and other benefits set forth in Section 7 hereof.

(b)           Termination by the Company Without Cause.  Employee may be terminated by the Company without Cause (as defined below), but in such case, Employee shall be entitled to the severance pay and other benefits set forth in Section 7 hereof.

(c)           Termination Upon Death or Permanent Disability.  Except as required by law and as provided in Section 7 hereof, all benefits and other rights of Employee hereunder shall be terminated by the death or permanent disability of the Employee.  For the purposes of this Agreement, permanent disability is defined as Employee being incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to last for a period of more than six consecutive months from the first date of the Employee’s absence due to the disability.  The Company will give Employee at least four weeks written notice of termination due to such disability.

(d)           Termination by the Company for Cause.  The Company may terminate Employee’s employment for cause, in which case, Employee will not be entitled to any severance pay.  For the purposes of this Agreement, the Company will have Cause to terminate Employee’s employment as the result of:

(i)       willful material fraud or material dishonesty in connection with Employee’s performance hereunder;

(ii)       failure by Employee to materially perform the material duties of his job as Vice President, Research and Chief Commercial Officer, as documented pursuant to the Company’s performance management process and procedures;

(iii)       material breach of this Agreement or the Company’s policies set forth on the Company’s Intranet Portal under “Policy Manual”;

(iv)       misappropriation of a material business opportunity of the Company;

(v)       misappropriation of any Company funds or property;  or

(vi)       conviction of, or the entering of, a plea of guilty, or no contest, with respect to a felony or the equivalent thereof.

(e)           Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate the Employee’s employment for the reasons set forth in Sections 6(d)(ii) or (iii) of this Agreement that (i) the Company shall first have given the Employee written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is capable of cure or remedy, Employee will have a period of thirty (30) days after the notice is given to remedy the breach, unless such breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days), provided the Employee has made and continues to make a diligent effort to effect such remedy or cure.

(f)           Resignation from the Board of Directors of the Company (“Board”).  If Employee is a member of the Board at the time of termination of his employment with the Company (regardless of the reason(s) therefor), Employee shall be deemed to have resigned from the Board effective as of the date of such termination of employment, unless Employee and the Company agree otherwise in writing.

(g)           Return of Company Property.  Upon termination of employment for any reason, Employee shall immediately return to the Company all documents, telephones, computers, pagers, keys, credit cards, other property and records of the Company, and all copies thereof, within Employee’s possession, custody or control.

7.           Severance Pay and Other Benefits.  The following provisions of this Section 7 shall apply upon the occurrence of an event of termination as provided in Section 6(a) for Good Reason, Section 6(b) or Section 6(c).

(a)           Cash Severance Pay.  The Company shall pay Employee, or in the event of his subsequent death or permanent disability, his beneficiary or beneficiaries of his estate, as the case may be, as severance pay or liquidated damages, or both, (i) a severance payment in an amount equal to 0.75 times Employee’s annual base salary as in effect immediately prior to the termination, and (ii) a severance payment equal to  a prorated portion of the Employee’s annual target bonus in effect for the fiscal year in which the termination occurs calculated by multiplying the annual target bonus by a fraction, the numerator of which shall be the number of calendar months (including a portion of any such month) during which the Employee was employed by the Company prior to the occurrence of the termination during such fiscal year, and the denominator of which shall be 12; provided that, if Employee is terminated other than for Cause under Section 6(d) above, after December 31 of any year in which he/she was a participant in the MICP, Employee shall be entitled to receive his bonus payment for the year just ended consistent with his performance against his MICP objectives.  Such severance payments shall be in lieu of any other severance payment to which the Employee shall be entitled as a result of such termination pursuant to this Agreement, any other employment agreement with or offer letter from the Company or any of its affiliates or the Company’s or any of its affiliate’s then existing severance plans and policies, except in those circumstances where the provisions of the Change of Control Severance Agreement between Employee and XOMA Corporation, by such agreement’s express terms, apply, in which case the provisions of such agreement providing for severance payment(s) to Employee as a result of such termination shall apply in lieu of the provisions of this Agreement relating thereto.  The severance payment described in Section 7(a)(i) above, shall be paid in monthly installments over nine (9) months (the “Severance Payment Period”), with the first two (2) of such monthly installments being paid after expiration of any revocation period therefore and sixty (60) days after the date of termination and the remaining monthly installments being paid monthly thereafter until fully paid. The severance payments described in Section 7(a)(ii) above, shall be paid in a lump sum sixty (60) days after the date of termination; provided, however, that all of such severance payments shall be subject to the requirements of Section 7(c) and Section 7(e) below.

(b)           Group Health Coverage and Certain Other Benefits.  In addition, during a period of nine (9) months following an event of termination under Section 6(a), for Good Reason only, or Section 6(b), (i) the Company shall pay for the full cost of the coverage   of the Employee and Employee’s spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee or such covered dependents on the date immediately preceding the date of the Employee’s termination; provided, however, that (A)  Employee and Employee’s spouse and eligible dependents each constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (B)  Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA; and (ii) if Employee is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to Employee pursuant to such program as in effect at the time of such termination.  Notwithstanding the foregoing, the payments by the Company for such group health coverage and/or mortgage assistance, as applicable, shall cease prior to the expiration of the nine (9) month period in this Section 7(b) upon the employment of the Employee by another employer.  Furthermore, if, at the time of the termination of Employee’s employment under paragraph 6(a), Employee is the obligor of a “forgivable” loan (i.e., a loan which by its terms is to be considered forgiven by the Company and paid by the obligor in circumstances other than actual repayment) from the Company, then, notwithstanding any provisions of such loan to the contrary, the outstanding balance of such loan shall be immediately due and payable, together with any accrued and unpaid interest thereon.

(c)           Section 409A of the Code.  Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the date of his  “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit (including, without limitation, any mortgage assistance payment or loan forgiveness referred to above) that is considered deferred compensation under Section 409A of the code payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” or (ii) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Employee’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(d)           Outplacement Program.  Upon the occurrence of an event of termination under Section 6(a) for Good Reason or Section 6(b), Employee will immediately become entitled to participate in a six (6) month executive outplacement program provided by an executive outplacement service selected by the Company, at the Company’s expense not to exceed eight thousand dollars ($8,000) paid directly to the outplacement service.

(e)           Release of Claims.  As a condition of entering into this Agreement and receiving the severance benefits under this Section 7, Employee agrees to execute, on or before the date that is fifty (50) days following the date of termination, and not revoke a release of claims agreement substantially in the form attached hereto as Exhibit A upon the termination of the Employee’s employment with the Company.  Such release shall not, however, apply to the rights and claims of the Employee under this Agreement, any indemnification agreement between the Employee and XOMA Corporation (or its successor or acquirer), the by-laws of XOMA Corporation (or its successor or acquirer), the share award agreements between the Employee and XOMA Corporation (or its successor or acquirer), or any employee benefit plan of which the Employee is a participant and under which all benefits due under such plan have not yet been paid or provided.

8.           Post-Termination Obligations. All payments and benefits provided to Employee under this Agreement shall be subject to Employee’s compliance with the following provisions during the term of his employment and for the Severance Payment Period:

(a)           Confidential Information and Competitive Conduct. Employee shall not, to the detriment of the Company, or any of its affiliates, disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its affiliates or to any businesses operated by them, and Employee confirms that such information constitutes the exclusive property of the Company. Employee shall not otherwise act or conduct herself/himself to the material detriment of the Company or its affiliates, or in a manner which is inimical or contrary to the interests thereof. Employee recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 8 are required for the reasonable protection of the Company and its investments

(b)           Agreement Not to Solicit Employees.  Employee agrees that during the term of his employment with the Company or any entity owned by or affiliated with the Company (whether pursuant to this Agreement or otherwise), and for one (1) year following the termination thereof for any reason whatsoever, he/she will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or divert, attempt to solicit or divert or induce or attempt to induce to discontinue employment with the Company, or any subsidiary or affiliate thereof, any person employed by the Company, or any subsidiary or affiliate thereof, whether or not such employee is a full time employee or a temporary employee of the Company, or any subsidiary or affiliate thereof, and whether or not such employment is for a determined period or is at-will.

(c)           Non-Disparagement.  The Employee and the Company agree to refrain from (i) any defamation, libel or slander or any communication of any facts or opinions that might tend to disparage, degrade or harm the reputation of the other and its respective officers, directors, employees, representatives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns or (ii) tortious interference with the contracts and relationships of the other and its respective officers, directors, employees, representatives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns.

(d)           Failure of Employee to Comply. If, for any reason other than death or disability, Employee shall, without written consent of the Company, fail to comply with the provisions of Sections 8(a), (b) or (c)  above, (i) his rights to any future payments or other benefits hereunder shall terminate immediately; (ii) the Company’s obligations to make such payments and provide such benefits shall cease immediately; and (iii) Employee shall refund to the Company all termination payments received by Employee pursuant to this Agreement.

(e)           Understanding of Covenants.  The Employee represents that the Employee (i) is familiar with the foregoing covenants not to compete, not to solicit  and not to disparage, and (ii) is fully aware of the Employee’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of the covenant not to compete.

(f)           Remedies. Employee agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach of the provisions of this Section 8 and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

9.           General Provisions.

(a)           Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their respective permitted successors and assigns.

(b)           Compliance with Section 409A of the Code.

(i)           It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 9(b) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(ii)           With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (A) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (B) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

(c)           Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.           Successors and Assigns.

(a)           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, amalgamation, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Employee’s Successors.  Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.           Miscellaneous Provisions.

(a)           Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived.

12.           Severability. In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision. If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

13.           Governing Law. This Agreement has been executed and delivered in the State of California, and its validity interpretation, performance, and enforcement shall be governed by the laws of said State.  The parties agree that any legal disputes concerning this Agreement, or Employee’s next employment, will be filed in Alameda County, California.

14.           Legal Fees. If any action or proceeding in arbitration or law is commenced to enforce any of the provisions or rights under this Agreement or Exhibit A hereto, the unsuccessful party to such action or proceeding, as determined by arbitration or by the court in a final judgment or decree, will pay the successful party all costs, expenses, and reasonable attorney’s fees incurred therein by such party (including, without limitation, such costs, expenses and fees on any appeal), and if such successful party will recover judgment in any such action or proceedings, such costs, expenses and attorneys’ fees will be included as part of such judgment.

15.           Arbitration.  All claims or controversies between Employee and the Company relating in any manner whatsoever to Employee’s employment with the Company or the termination of that employment shall be resolved by arbitration in front of one neutral arbitrator in accordance with the then applicable Employment Dispute Resolution rules of the American Arbitration Association (“the AAA Rules”).  Claims subject to arbitration shall include contract claims, tort claims and claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act (“Arbitrable Claims”).  However, claims for unemployment insurance, claims under applicable workers’ compensation laws, and claims under the National Labor Relations Act shall not be subject to arbitration.  The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law.  The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement, and it shall be effective as of March 18, 2013.

XOMA CORPORATION

/s/ John Varian
John Varian
Chief Executive Officer

/s/ Thomas Klein
Thomas Klein

EXHIBIT A

FORM RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (this “Agreement”) is made and entered into by and between XOMA Corporation (the “Company”) and _________________ (the “Employee”).

WHEREAS, the Employee was employed by the Company; and

WHEREAS, the Company and the Employee have entered into an Officer Employment Agreement effective as of ________________ ___, 2013 (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee (collectively referred to as the “Parties”) desiring to be legally bound do hereby agree as follows:

1.      Termination.  The Employee’s employment with the Company terminated on ___________, 20__.

2.      Consideration.  Subject to and in consideration of the Employee’s full and complete release of claims as provided herein, the Company has agreed to pay the Employee certain benefits and the Employee has agreed to provide certain benefits to the Company, both as set forth in the Employment Agreement.

3.      Release of Claims.  The Employee agrees that the foregoing consideration represents settlement in full of all currently outstanding obligations owed to the Employee by the Company.  The Employee, on the Employee’s own behalf and the Employee’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined below) of this Agreement including, without limitation:

(a)      any and all claims relating to or arising from the Employee’s employment relationship with the Company and the termination of that relationship;

(b)      any and all claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;

(c)      any and all claims based on contract, tort or statute including, but not limited to, claims for wrongful discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment and conversion;

(d)      any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and/or the California Labor Code and all amendments to each such Act/statute  as well as the regulations issued thereunder;

(e)      any and all claims for violation of the federal or any state constitution;

(f)      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)      any and all claims for attorneys’ fees and costs.

The Employee agrees that the release set forth in this Section 3 shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding the foregoing, this release does not extend to any obligations now or subsequently incurred under this Agreement, the post-termination obligations set forth in Section 8 of the Employment Agreement, the Indemnification Agreement between the Employee and the Company (or its successor or acquirer), the outstanding stock award agreements between the Employee and the Company (or its successor or acquirer), or any employee benefit plan of which the Employee is a participant and under which all benefits due under such plan have not yet been paid or provided.

4.      Acknowledgment of Waiver of Claims under ADEA.  The Employee acknowledges that the Employee is waiving and releasing any rights the Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  The Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  The Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which the Employee was already entitled.  The Employee further acknowledges that the Employee has been advised by this writing that (a) the Employee should consult with an attorney prior to executing this Agreement; (b) the Employee has at least twenty-one (21) days within which to consider this Agreement; (c) the Employee has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.  Any revocation should be in writing and delivered to the Legal Department at the Company by the close of business on the seventh (7th) day from the date that the Employee signs this Agreement.

5.      Civil Code Section 1542.  The Employee represents that the Employee is not aware of any claims against the Company other than the claims that are released by this Agreement.  The Employee acknowledges that the Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER OR HIM MUST HAVE MATERIALLY AFFECTED HER OR HIS SETTLEMENT WITH THE DEBTOR.

The Employee, being aware of said code section, agrees to expressly waive any rights the Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

6.      No Pending or Future Lawsuits.  The Employee represents that the Employee has no injuries that have not yet been reported to the Company’s workers’ compensation carrier and no lawsuits, claims or actions pending in the Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  The Employee also represents that the Employee does not intend to bring any claims on the Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein except, if necessary, with respect to the agreements listed in the last sentence of Section 4 of this Agreement.

7.      Confidentiality.  The Employee agrees to use the Employee’s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Release Information”).  The Employee agrees to take every reasonable precaution to prevent disclosure of any Release Information to third parties and agrees that there will be no publicity, directly or indirectly, concerning any Release Information.  The Employee agrees to take every precaution to disclose Release Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Release Information.

8.      No Adverse Cooperation.  The Employee agrees the Employee will not act in any manner that might damage the business of the Company.  The Employee agrees that the Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless compelled under a subpoena or other court order to do so.

9.      Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

10.    Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  The Employee represents and warrants that the Employee has the capacity to act on the Employee’s own behalf and on behalf of all who might claim through the Employee to bind them to the terms and conditions of this Agreement.

11.    No Representations.  The Employee represents that the Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

12.    Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13.    Entire Agreement.  This Agreement and the Employment Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between the Company and the Employee concerning the Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning the Employee’s relationship with the Company and the Employee’s compensation by the Company.  This Agreement may only be amended in writing signed by the Employee and an executive officer of the Company.

14.    Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

15.    Effective Date.  This Agreement is effective eight (8) days after it has been signed by the Parties (the “Effective Date”) unless it is revoked by the Employee within seven (7) days of the execution of this Agreement by the Employee.

16.    Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.    Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)      they have read this Agreement;

(b)      they have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)      they understand the terms and consequences of this Agreement and of the releases it contains; and

(d)      they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

XOMA CORPORATION

By:
Title:
Date:

EMPLOYEE

Date: